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                                                                   EXHIBIT 3.1


              CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES AND
                     PRIVILEGES OF SERIES D PREFERRED STOCK

                                       OF

                        SUPERCONDUCTOR TECHNOLOGIES INC.


             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

         I, Peter Thomas, the Chief Executive Officer of Superconductor Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Corporation, the Board of Directors on May 17, 1999 adopted the following resolution creating a series of 130,000 shares of Preferred Stock designated as Series D Preferred Stock:

         RESOLVED: That pursuant to the authority vested in the Board of Directors of the Corporation by the Restated Certificate of Incorporation, the Board of Directors does hereby provide for the issue of a series of Preferred Stock, $0.001 par value, of the Corporation, to be designated Series D Preferred Stock ("Series D Preferred"), consisting of 130,000 shares and to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the Series D Preferred are not stated and expressed in the Restated Certificate of Incorporation, does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows (all terms used herein which are defined in the Restated Certificate of Incorporation shall be deemed to have the meanings provided therein):

            SECTION 1. Designation and Amount. The shares of such series shall be designated as "Series D Preferred," par value $0.001 per share, and the number of shares constituting such series shall be 130,000.

            SECTION 2. Rank. Except as provided in Section 8, the Series D Preferred Stock shall rank (i) prior to the Corporation's common stock, par value $.001 per share (the "Common Stock"); (ii) prior to the Series A-2, Series A-3, Series B-1 and Series C Preferred Stock; (iii) pari passu with any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series D Preferred Stock; and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series D Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

            SECTION 3. Dividends. The holders of shares of Series D Preferred shall be entitled to receive dividends, out of funds legally available therefor, payable in preference and


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priority to any payment of any dividend on Common Stock of the Corporation, at the rate of $3.00 per share (adjusted for any recapitalization, stock combinations, stock dividends, stock splits and the like (a "Recapitalization")) per annum for the Series D Preferred. Such dividends shall be cumulative, accrue daily (beginning June 17, 1999) and be paid quarterly in cash or as an addition to the Series D Liquidation Preference (as defined below). No dividend shall be paid on the Common Stock in any year, other than dividends payable solely in Common Stock, until all dividends due and payable on the Preferred Stock have been declared and paid, and then such dividends on the Common Stock shall not be in excess of the dividends paid on the Preferred Stock unless the amount of such excess is also paid on the Preferred Stock on an as-converted per share basis.

            SECTION 4. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a "Liquidation Event"), distributions to the stockholders of the Corporation shall be made in the following manner:

               (a) The holders of Series D Preferred shall be entitled to receive, on a pari passu basis with any series of Preferred Stock ranked pari passu with Series D Preferred Stock, but prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Series A-2, Series A-3, Series B-1 and Series C Preferred Stock, the holders of any other series of Preferred Stock ranked junior to Series D Preferred Stock or holders of the Common Stock by reason of their ownership of such stock, an amount per share (the "Series D Liquidation Preference") of (i) $50.00 for each share of Series D Preferred (the "Original Purchase Price") then held by them, adjusted for any Recapitalizations with respect to such shares and, (ii) an amount equal to all unpaid dividends on the Series D Preferred held by them; provided, however, in the event of a Liquidation Event pursuant to
Section 4(b) below that is consummated on or before December 17, 2003 the Liquidation Preference shall be the greater of (i) $65.00 or (ii) $50.00 plus all accrued dividends for each share of Series D Preferred, adjusted for any Recapitalizations. If the assets and funds thus distributed among the holders of the Series D Preferred and any series of Preferred Stock ranked pari passu with the Series D Preferred shall be insufficient to permit the payment to such holders of their full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series D Preferred and any series of Preferred Stock ranked pari passu with the Series D Preferred in proportion to the aggregate preferential amount of shares of Series D and any series of Preferred Stock ranked pari passu with the Series D Preferred outstanding as of the date of the distribution upon the occurrence of such event. After payment has been made to the holders of the Series D Preferred and any series of Preferred Stock ranked pari passu with the Series D Preferred of the full preferential amounts to which they shall be entitled, distributions shall then be made to the holders of junior series of Preferred Stock in accordance with their respective liquidation. After payment has been made to the holders of the Preferred Stock of the full preferential amounts to which they shall be entitled, the holders of the Common Stock shall be entitled to share ratably in the remaining assets, based on the number of shares of Common Stock held.

               (b) For purposes of this Section 4, a merger or consolidation of the Corporation (as contemplated under Section 251 of the Delaware General Corporation Law, or similar state statute) with or into any other



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corporation or corporations, or the merger of any other corporation or corporations into the Corporation, or the sale of all or substantially all of the assets of the Corporation, or any other corporate reorganization, in which consolidation, merger, sale of assets or reorganization the stockholders of the Corporation receive distributions in cash or securities of another corporation or corporations (the "Consideration") as a result of such consolidation, merger, sale of assets or reorganization, shall be treated as a Liquidation Event (such that the Preferred holders shall be entitled to receive Consideration equal to the value of the Liquidation Preference for the respective series of Preferred Stock held) unless the stockholders of this Corporation immediately prior to such consolidation, merger, sale of assets or reorganization hold or control more than fifty percent (50%) of the voting equity securities of the successor or surviving corporation immediately following such consolidation, merger, sale of assets or reorganization, in which case such consolidation, merger, sale of assets or reorganization shall not be treated as a Liquidation Event.

            SECTION 5. Voting Rights. Except as otherwise required by law, the Restated Certificate of Incorporation or Bylaws of the Corporation or this Certificate of Designation, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series D Preferred could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. Holders of Common Stock and Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.

            SECTION 6. Conversion. The holders of Series D Preferred have conversion rights as follows (the "Conversion Rights"):

               (a) Right to Convert. Each share of Series D Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series D Preferred into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $50.00 by the Series D Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of Series D Preferred shall initially be $2.50 with respect to each share of Series D Preferred (the "Series D Conversion Price"). The initial Series D Conversion Price shall be subject to adjustment as hereinafter provided.

               (b) Automatic Conversion. Each share of Series D Preferred shall automatically be converted into shares of Common Stock at the then effective Series D Conversion Price for such series upon the election of holders of at least sixty percent (60%) of the then outstanding shares of Series D Preferred.



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               (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series D Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series D Conversion Price. Before any holder of Series D Preferred shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series D Preferred, and shall give written notice to the Corporation at such office that the holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 6(b), the outstanding shares of Series D Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent and provided further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series D Preferred are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series D Preferred, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series D Preferred to be converted, or in the case of automatic conversion then on the date of election by a majority of the then outstanding shares of Series D Preferred, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

               (d) (1) Adjustment of Conversion Price of Series D Preferred Stock. The Series D Conversion Price shall be subject to adjustment from time to time as follows:

                       (i) Adjustments for Subdivisions, Combinations or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividends or otherwise, into a greater number of shares of Common Stock, the Series D Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Series D Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                       (ii) Adjustments for Stock Dividends and Other Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution



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(excluding any repurchases of securities by the Corporation not made on a pro rata basis from all holders of any class of the Corporation's securities) payable in property or in securities of the Corporation other than shares of Common Stock, and other than as otherwise adjusted in this Section 6 or as provided in Section 3, then and in each such event the holders of Series D Preferred shall receive at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their Series D Preferred been converted into Common Stock on the date of such event.

                       (iii) Adjustments for Reclassification, Exchange and Substitution. Except as provided in Section 4 upon any liquidation, dissolution or winding up of the Corporation, if the Common Stock issuable upon conversion of the Series D Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), each share of Series D Preferred shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such share of Series D Preferred shall have been entitled upon such reorganization or reclassification.

                   (2) Adjustments of Series D Conversion Price for Diluting Issues. In addition to the adjustment of the Series D Conversion Price provided in Section 6(d)(1) above, the Series D Conversion Price shall be subject to further adjustment from time to time as follows:

                       (i) Special Definitions. For purposes of this Section 6(d)(2), the following definitions shall apply:

                           (1) "Options" shall mean rights, options or warrants
to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                           (2) "Original Issue Date" shall mean the date that
the Series D Preferred Stock is first issued.

                           (3) "Convertible Securities" shall mean securities
convertible into or exchangeable for Common Stock.

                           (4) "Additional Shares of Common Stock" shall mean
all shares of Common Stock issued (or, pursuant to Section 6(d)(2)(iii), deemed to be issued) by the Corporation after the Original Issue Date other than shares of Common Stock issued or issuable:

                               (A) upon conversion of shares of the Preferred
Stock;

                               (B) to officers, directors and employees of, and
consultants to, the Corporation pursuant to plans and arrangements approved by the Board of Directors;



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                               (C) as a dividend or other distribution on the
Preferred Stock or pursuant to clause (i), (ii) or (iii) of Section 6(d)(1);

                               (D) upon the exercise of options issued prior to
the Original Issue Date;

                               (E) to research or development collaborators or
to banks or other institutional lendors or lessors in connection with capital asset leases or borrowings for the acquisition of capital assets, pursuant to any arrangement approved by the Board of Directors;

                               (F) upon exercise of warrants outstanding on the
Original Issue Date or warrants to be issued pursuant to agreements outstanding on the Original Issue Date;

                               (G) with the written approval of the holders of a
majority of the outstanding Series D Preferred; or

                               (H) by way of dividend or other distributions on
securities referred to in clauses (A), (B), (C), (D) (E), (F) and (G) above.

                       (ii) No Adjustment of Series D Conversion Price. No adjustment in the Series D Conversion Price of a particular share of Series D Preferred shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series D Conversion Price in effect on the date of, and immediately prior to such issue, for such share of Series D Preferred.

                       (iii) Deemed Issue of Additional Shares of Common Stock.

                             (1) Options and Convertible Securities. Except as
otherwise provided in Section 6(d)(2)(i) above, in the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of any holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 6(d)(2)(v) below) of such Additional Shares of Common Stock would be less than the Series D Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which additional shares of Common Stock are deemed to be issued:



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                               (A) no further adjustment in the Series D
Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                               (B) if such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series D Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                               (C) upon the expiration of any such Options or
any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series D Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                   (I) in the case of Convertible Securities or
Options for Common Stock, the only additional shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                                   (II) in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                               (D) no readjustment pursuant to clause (B) or (C)
above shall have the effect of increasing the Series D Conversion Price to an amount which exceeds the lower of (i) the Series D Conversion Price on the original adjustment date, or (ii) the Series D Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and



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                               (E) in the case of any Options which expire by
their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Series D Conversion Price shall be made until the expiration or exercise of all such Options.

                       (iv) Adjustment of Series D Conversion Price Upon Issuance of Additional Shares of Common Stock.

                            (1) In the event that both (A) the Corporation shall
issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 6(d)(2)(iii), but excluding stock dividends, subdivisions or split-ups that are the subject of adjustment pursuant to Section 6(d)(1)(i)) without consideration or for a consideration per share less than the Series D Conversion Price, in effect on the date of, and immediately prior to such issue and (B) such issuance of Additional Shares of Common Stock occurs on or before June 3, 2000, then and in such event, such Series D Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by dividing the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued (or deemed to be issued) by the total number of Additional Shares of Common Stock so issued (or deemed to be issued).

                            (2) In the event that both (A) the Corporation shall
issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 6(d)(2)(iii), but excluding stock dividends, subdivisions or split-ups that are the subject of adjustment pursuant to Section 6(d)(1)(i)) without consideration or for a consideration per share less than the Series D Conversion Price, in effect on the date of, and immediately prior to such issue and (B) such issuance of Additional Shares of Common Stock occurs after June 3, 2000, then and in such event, such Series D Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series D Conversion Price by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issue, (ii) the number of shares of Common Stock issuable upon conversion of the Preferred Stock outstanding immediately prior to such issue and (iii) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series D Conversion Price; and the denominator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issue, (ii) the number of shares of Common Stock issuable upon conversion of the Preferred Stock outstanding immediately prior to such issue and (iii) the number of such Additional Shares of Common Stock so issued; and provided further that, for the purposes of this Section 6(d)(2)(iv)(2), all shares of Common Stock issuable upon exercise of outstanding Options or conversion of outstanding Convertible Securities shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 6(d)(2)(iii), such Additional Shares of Common Stock shall be deemed to be outstanding.



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                       (v) Determination of Consideration. For purposes of this
Section 6(d)(2), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                           (1) Cash and Property: Such consideration shall:

                               (A) insofar as it consists of cash, be computed
at the aggregate amount of cash received by the Corporation (excluding amounts paid or payable for accrued interest or accrued dividends);

                               (B) insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                               (C) in the event Additional Shares of Common
Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                           (2) Options and Convertible Securities. The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 6(d)(2)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing

                               (x) the total amount, if any, received or
receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Option or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                               (y) the maximum number of shares of Common Stock
(as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

               (e) No Impairment. Except as provided in Section 8, the Corporation will not, by amendment of its Restated Certificate of Incorporation or this Certificate of Designation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such



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action as may be necessary or appropriate in order to protect the Conversion
Rights of the holders of the Series D Preferred Stock against impairment.

               (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series D Conversion Price pursuant to this
Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series D Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series D Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series D Conversion Price at the time in effect, and
(iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series D Preferred.

               (g) Notices of Record Date. In the event that the Corporation shall propose at any time:

                       (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                       (ii) to effect any reclassification or capitalization of its Common Stock outstanding involving a change in the Common Stock; or

                       (iii) to merge or consolidate with or into any other person or entity, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Corporation shall send to the holders of Series D Preferred:

                             (1) at least twenty (20) days' prior written notice
of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above; and

                             (2) in the case of the matters referred to in (ii)
and (iii) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

         Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Series D Preferred at the address for each such holder as shown on the books of the Corporation. The above written notice requirement may be waived by the holders of a majority of the then outstanding Series D Preferred Stock.



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            SECTION 7. Status of Converted Stock. In case any shares of Series D
Preferred shall be repurchased or converted pursuant to Section 6, the shares so repurchased or converted shall be canceled and shall not be issued by the Corporation as Series D Preferred and this Certificate of Designation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized Series D Preferred.

            SECTION 8. Covenants. In addition to any other rights provided by law, so long as at least twenty-five percent (25%) of the authorized Series D Preferred shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than sixty percent (60%) of the outstanding shares of Series D Preferred:

               (a) amend or repeal any provision of the Corporation's Amended or Restated Certificate of Incorporation, certificates of designation or Bylaws if such action would materially and adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series D Preferred;

               (b) authorize additional shares of Series D Preferred or authorize or issue shares of any class or series of stock having any preference or priority as to dividends or assets superior to or on parity with any such preference or priority of the Series D Preferred;

               (c) declare or pay any dividends on any shares of Common Stock or pay dividends on Preferred Stock; or

               (d) redeem or otherwise repurchase any shares of Preferred Stock or Common Stock (other than pursuant to equity incentive arrangements with service providers, including employees of the Corporation, that gives the Corporation the right to repurchase shares upon termination of services or failure to achieve targets).



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         IN WITNESS WHEREOF, Superconductor Technologies Inc. has caused this
Certificate to be signed by Peter Thomas, its Chief Executive Officer, this 16th day of June, 1999.


                                            /s/  M. Peter Thomas
                                            ------------------------------------
                                            Peter Thomas
                                            Chief Executive Officer






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